SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Kennedy-Wilson Holdings, Inc.

(Name of Issuer)

Common Stock, $0.0001 Par Value

(Title of Class of Securities)

489398107

(CUSIP Number)

Peter Clarke

President and Chief Operating Officer

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Sean J. Skiffington

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

November 2, 2022

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☒

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. Prem Watsa

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canadian

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 26,365,487

	9	Sole Dispositive Power

	10	Shared Dispositive Power 26,365,487

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,365,487

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 17.5%

14	Type of Reporting Person IN

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) The Second 810 Holdco Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 26,365,487

	9	Sole Dispositive Power

	10	Shared Dispositive Power 26,365,487

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,365,487

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 17.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) The Second 1109 Holdco Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 26,365,487

	9	Sole Dispositive Power

	10	Shared Dispositive Power 26,365,487

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,365,487

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 17.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) The Sixty Two Investment Company Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 26,365,487

	9	Sole Dispositive Power

	10	Shared Dispositive Power 26,365,487

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,365,487

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 17.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 12002574 Canada Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 26,365,487

	9	Sole Dispositive Power

	10	Shared Dispositive Power 26,365,487

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,365,487

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 17.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Fairfax Financial Holdings Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 26,365,487

	9	Sole Dispositive Power

	10	Shared Dispositive Power 26,365,487

11	Aggregate Amount Beneficially Owned by Each Reporting Person 26,365,487

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 17.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL Group Ltd.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 19,844,612

	9	Sole Dispositive Power

	10	Shared Dispositive Power 19,844,612

11	Aggregate Amount Beneficially Owned by Each Reporting Person 19,844,612

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 13.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Fairfax (US) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 14,664,874

	9	Sole Dispositive Power

	10	Shared Dispositive Power 14,664,874

11	Aggregate Amount Beneficially Owned by Each Reporting Person 14,664,874

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 9.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Brit Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,918,869

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,918,869

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,918,869

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Brit Insurance Holdings Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,918,869

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,918,869

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,918,869

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Brit Syndicates Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization England and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 200,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 200,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 200,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Brit Reinsurance (Bermuda) Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,718,869

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,718,869

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,718,869

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Odyssey US Holdings Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 7,996,395

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,996,395

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,996,395

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.3%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Odyssey Group Holdings, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 7,996,395

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,996,395

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,996,395

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.3%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Odyssey Reinsurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Connecticut

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 7,671,304

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,671,304

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,671,304

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 5.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE HOLDINGS UK LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 565,218

	9	Sole Dispositive Power

	10	Shared Dispositive Power 565,218

11	Aggregate Amount Beneficially Owned by Each Reporting Person 565,218

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE CORPORATE NAME LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND and Wales

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 434,783

	9	Sole Dispositive Power

	10	Shared Dispositive Power 434,783

11	Aggregate Amount Beneficially Owned by Each Reporting Person 434,783

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NEWLINE INSURANCE COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 130,435

	9	Sole Dispositive Power

	10	Shared Dispositive Power 130,435

11	Aggregate Amount Beneficially Owned by Each Reporting Person 130,435

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,173,914

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,173,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,173,914

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 2,173,914

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,173,914

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,173,914

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,086,957

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,086,957

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,086,957

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Zenith National Insurance Corp.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 362,370

	9	Sole Dispositive Power

	10	Shared Dispositive Power 362,370

11	Aggregate Amount Beneficially Owned by Each Reporting Person 362,370

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Zenith Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 362,370

	9	Sole Dispositive Power

	10	Shared Dispositive Power 362,370

11	Aggregate Amount Beneficially Owned by Each Reporting Person 362,370

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Resolution Group Reinsurance (Barbados) Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Barbados

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 4,132,195

	9	Sole Dispositive Power

	10	Shared Dispositive Power 4,132,195

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,132,195

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) NORTHBRIDGE FINANCIAL COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 3,260,869

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,260,869

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,260,869

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 2.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1102952 B.C. Unlimited Liability Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization British Columbia

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 6,062,193

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,062,193

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Company Holdings, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 6,062,193

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,062,193

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Company Holdings I, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 6,062,193

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,062,193

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Company, Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 6,062,193

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,062,193

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Holdings (Ireland) Ltd

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 6,062,193

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,062,193

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Holdings (U.S.) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 6,062,193

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,062,193

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization New Hampshire

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 6,062,193

	9	Sole Dispositive Power

	10	Shared Dispositive Power 6,062,193

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,062,193

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AW Underwriters Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,264,040

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,264,040

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,264,040

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Specialty Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 1,264,040

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,264,040

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,264,040

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Surplus Lines Insurance Company

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 664,940

	9	Sole Dispositive Power

	10	Shared Dispositive Power 664,940

11	Aggregate Amount Beneficially Owned by Each Reporting Person 664,940

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) Allied World Assurance Company (U.S.) Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	7	Sole Voting Power

	8	Shared Voting Power 996,104

	9	Sole Dispositive Power

	10	Shared Dispositive Power 996,104

11	Aggregate Amount Beneficially Owned by Each Reporting Person 996,104

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person CO

Item 1. Security and Issuer.

The class of securities to which this statement relates is the Common Stock, $0.0001 par value (“Shares”), of Kennedy-Wilson Holdings, Inc. (“Kennedy-Wilson”). The address of the principal executive offices of Kennedy-Wilson is 151 S El Camino Drive, Beverly Hills, CA 90212.

Item 2.	Identity and Background.

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual, is a citizen of Canada, and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited. Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.	The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. 810 Holdco is an investment holding company. The principal business and principal office address of 810 Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

3.	The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. Holdco is an investment holding company. The principal business and principal office address of Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada, M5J 2N7;

4.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa. Sixty Two is an investment holding company. The principal business and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L2;

5.	12002574 Canada Inc. (“12002574”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa. 12002574 is an investment holding company. The principal business and principal office address of 12002574 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.	Fairfax Financial Holdings Limited (“Fairfax”) is a corporation incorporated under the laws of Canada. Fairfax is a holding company. The principal business and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.	FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. FFHL is a holding company. The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

8.	Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Fairfax US is a holding company. The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

9.	Brit Limited (“Brit”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Brit is a holding company. The principal business and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

10.	Brit Insurance Holdings Limited (“Brit Insurance”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Brit Insurance is a holding company. The principal business and principal office address of Brit Insurance is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

11.	Brit Syndicates Limited (“Brit Syndicates”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. The principal business of Brit Syndicates is insurance. The principal business and principal office address of Brit Syndicates is The Leadenhall Building, 122 Leadenhall Street, London, United Kingdom, EC3V 4AB;

12.	Brit Reinsurance (Bermuda) Limited (“Brit Reinsurance”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. The principal business of Brit Reinsurance is reinsurance. The principal business and principal office address of Brit Reinsurance is Clarendon House, 2 Church Street, Hamilton, Bermuda, HM 11;

13.	Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Odyssey is a holding company. The principal business and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

14.	Odyssey Group Holdings, Inc. (“Odyssey Group”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. Odyssey Group is a holding company. The principal business and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

15.	Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a subsidiary of Fairfax. The principal business of Odyssey Reinsurance is reinsurance. The principal business and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut, USA, 06902;

16.	Newline Holdings UK Limited (“Newline UK”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Newline UK is a holding company. The principal business and principal office address of Newline UK is 1 Fen Court, London, England, EC3M 5BN;

17.	Newline Corporate Name Limited (“Newline”), a corporation incorporated under the laws of England and Wales, is a subsidiary of Fairfax. Newline is a Corporate Member of Lloyd’s (and the sole capital provider to Newline Syndicate 1218 at Lloyd’s). The principal business and principal office address of Newline is 1 Fen Court, London, England, EC3M 5BN;

18.	Newline Insurance Company Limited (“Newline Insurance”), a company incorporated under the laws of England and Wales, is a subsidiary of Fairfax. The principal business address and principal office address of Newline Insurance is 1 Fen Court, London, England, EC3M 5BN;

19.	Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. Crum & Forster is a holding company. The principal business and principal office address of Crum & Forster is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

20.	United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a wholly owned subsidiary of Fairfax. The principal business of US Fire is insurance. The principal business and principal office address of US Fire is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

21.	The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey, is a wholly owned subsidiary of Fairfax. The principal business of North River is insurance. The principal business and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey, USA, 07962;

22.	Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, is wholly owned subsidiary of Fairfax. ZNIC is a holding company. The principal business and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California, USA, 91367-5021;

23.	Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, is a wholly owned subsidiary of Fairfax. The principal business of Zenith is workers’ compensation insurance. The principal business and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California, USA, 91367-5021;

24.	Resolution Group Reinsurance (Barbados) Limited (“Resolution”), a corporation incorporated under the laws of Barbados, is a wholly owned subsidiary of Fairfax. The principal business of Resolution is reinsurance. The principal business and principal office address of Resolution is #12 Pine Commercial, The Pine, St. Michael, Barbados, BB11103;

25.	Northbridge Financial Corporation (“Northbridge Financial”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. The principal business address and principal office address of Northbridge Financial is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;

26.	1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia, is a wholly owned subsidiary of Fairfax. 1102952 is a holding company. The principal business and principal office address of 1102952 is 1600 - 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2;

27.	Allied World Assurance Company Holdings, Ltd (“Allied Holdings Bermuda”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Holdings Bermuda is a holding company. The principal business and principal office address of Allied Holdings Bermuda is 27 Richmond Road, Pembroke, Bermuda;

28.	Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I Ltd”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Holdings I Ltd is a holding company. The principal business and principal office address of Allied Holdings I Ltd is 27 Richmond Road, Pembroke, Bermuda, HM 08;

29.	Allied World Assurance Company, Ltd (“Allied Assurance”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. The principal business of Allied Assurance is insurance. The principal business and principal office address of Allied Assurance is 27 Richmond Road, Pembroke, Bermuda, HM 08;

30.	Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda, is a subsidiary of Fairfax. Allied Ireland is a holding company. The principal business and principal office address of Allied Ireland is 27 Richmond Road, Pembroke, Bermuda, HM 08;

31.	Allied World Assurance Holdings (U.S.) Inc. (“Allied U.S.”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. Allied U.S. is a holding company. The principal business and principal office address of Allied U.S. is 1209 Orange Street, Wilmington, Delaware, USA, 19801;

32.	Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire, is a subsidiary of Fairfax. The principal business of Allied Insurance is insurance. The principal business and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire, USA, 03301;

33.	AW Underwriters Inc. (“AW”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business AW is as an insurance agency. The principal business and principal office address of AW is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

34.	Allied World Specialty Insurance Company (“Allied Specialty”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Allied Specialty is insurance. The principal business and principal office address of Allied Specialty is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808;

35.	Allied World Surplus Lines Insurance Company (“Allied Lines”), a corporation incorporated under the laws of Arkansas, is a subsidiary of Fairfax. The principal business of Allied Lines is insurance. The principal business and principal office address of Allied Lines is 425 West Capitol Avenue, Suite 1800, Little Rock, Arkansas, USA, 72201-3525; and

36.	Allied World Assurance Company (U.S.) Inc. (“Allied Assurance U.S.”), a corporation incorporated under the laws of Delaware, is a subsidiary of Fairfax. The principal business of Allied Assurance U.S. is insurance. The principal business and principal office address of Allied Assurance U.S. is 251 Little Falls Drive, Wilmington, Delaware, USA, 19808.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 810 Holdco, Holdco, Sixty Two, 12002574, Fairfax, FFHL, Fairfax US, Brit, Brit Insurance, Brit Syndicates, Brit Reinsurance, Odyssey, Odyssey Group, Odyssey Reinsurance, Newline UK, Newline, Newline Insurance, Crum & Forster, United States Fire, North River, ZNIC, Zenith, Resolution, Northbridge Financial, 1102952, Allied Holdings Bermuda, Allied Holdings I Ltd, Allied Assurance, Allied Ireland, Allied U.S., Allied Insurance, AW, Allied Specialty, Allied Lines or Allied Assurance U.S. that it is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH or II as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Shares.

During the last five years, none of the Reporting Persons, and to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.

The source of funds for the purchase of the Shares beneficially owned by the Reporting Persons, including the Warrants (as defined herein) which are exercisable for Shares, was cash on hand from existing investment portfolios.

Item 4. Purpose of Transaction.

The Reporting Persons acquired the Shares, including the Warrants which are exercisable for Shares, for investment purposes. One or more entities affiliated with Fairfax, including one or more of the Reporting Persons, may determine to purchase additional securities of Kennedy-Wilson in the open market or otherwise, depending upon price, market conditions, availability of funds, evaluation of alternative investments and other factors. While none of the Reporting Persons has any present plans to sell any Shares or other securities of Kennedy-Wilson, one or more of them could determine, based upon the same set of factors listed above with respect to purchases, to sell some or all of such securities. The Reporting Persons have no present intention to effect any of the transactions specified in Item 4 of Schedule 13D.

Item 5.	Interest in the Securities of the Issuer.

(a)         Based on the most recent information available, the aggregate number and percentage of the Shares (the securities identified by Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

The calculation of Fairfax beneficial ownership includes 458,682 Shares over which Fairfax exercises investment discretion, but which are subject to the Asset Value Loan Notes as described in Item 6 of this Schedule 13D.

The percentage of the Shares beneficially owned by each of the Reporting Persons was calculated based on 150,834,246 Shares deemed to be issued and outstanding as of August 5, 2022 (and assuming conversion of all of the Warrants held by the Reporting Persons into Shares).

(b)          The numbers of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(c)           Except as described herein, none of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD, EE, FF, GG, HH or II beneficially owns, or has acquired or disposed of, any Shares during the last 60 days.

(d)           No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares held by the Reporting Persons other than each of the Reporting Persons.

(e)            Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Riverstone Transaction and Asset Value Loan Notes

On August 23, 2021, Fairfax completed its previously announced transaction (the “RiverStone Transaction”) with CVC Strategic Opportunities Fund II (“CVC”) to sell all of its interests in RiverStone Europe to CVC. Certain subsidiaries of RiverStone Europe are record owners of 458,682 shares of common stock in the capital of the Issuer (the “RiverStone Shares”). As described below, Fairfax and its affiliates also remain the continuous beneficial owners of the RiverStone Shares, and retain pecuniary interest in the RiverStone Shares, through and following completion of the RiverStone Transaction.

In connection with the RiverStone Transaction, Fairfax entered into Asset Value Loan Notes (“AVLNs”) with the current holders of the RiverStone Shares (the “Payees”) for purposes of assurance of the value of the RiverStone Shares until such time as such RiverStone Shares are transferred to be directly owned by Fairfax or its affiliates or sold at the direction of Hamblin Watsa Investment Counsel Ltd., a wholly owned subsidiary of Fairfax, (such transfer or sale, the “AVLN Transfer”). During the term of the AVLNs, Fairfax (through Hamblin Watsa Investment Counsel Ltd.) will have operational control and direction over the RiverStone Shares (other than the right to grant any encumbrance over the RiverStone Shares), including having sole control over all voting and related matters involving the RiverStone Shares, other than where the exercise of such right could reasonably be expected, in the opinion of the Payee, to result in liability, regulatory breach or material reputational damage.

The AVLN is structured to provide that the Payee will receive a specified price for the RiverStone Shares upon the AVLN Transfer, which will occur no later than December 31, 2022. The specified price to be paid to the Payee upon the AVLN Transfer will be calculated as the market value of the RiverStone Shares as of December 31, 2019 plus interest on such amount to the date of the AVLN Transfer at an annualized rate of 3% (compounding annually), less any distributions retained by the Payee in respect of the RiverStone Shares, plus any applicable costs of the Payee related to the AVLN Transfer. Any amounts received in excess of that specified price will be for the benefit of Fairfax. The timing of the AVLN Transfer may depend on a number of factors, including market conditions and the timing of transactions with respect to other securities subject to other AVLNs between Fairfax and the Payee.

The forgoing description of the AVLN does not purport to be complete and is qualified in its entirety by the full text of such agreement, the form of which is filed herewith as Exhibit 99.4 and incorporated herein by reference.

4.75% Series B Cumulative Perpetual Preferred Stock and Warrant Purchase

On February 23, 2022, Kennedy-Wilson entered into a 4.75% Series B Cumulative Perpetual Preferred Stock and Warrant Purchase Agreement (the “Securities Purchase Agreement”) with certain of the Reporting Persons pursuant to which Kennedy-Wilson agreed to sell to such Reporting Persons, and such Reporting Persons agreed to purchase from Kennedy-Wilson, subject to customary closing conditions: (i) 300,000 shares (the “Purchased Preferred Shares”) of Kennedy-Wilson's 4.75% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”); and (ii) 13,043,478 warrants (the “Warrants,” and together with the Purchased Preferred Shares, the “Purchased Securities”) to purchase Shares with an initial exercise price of $23.00 per Warrant, for an aggregate purchase price for the Purchased Securities of $300,000,000. The transaction closed on March 8, 2022.

Certificate of Designations Establishing the 4.75% Series B Cumulative Perpetual Preferred Stock

The powers, designations, preferences and other rights of the shares of Series B Preferred Stock are set forth in the Certificate of Designations establishing the Series B Preferred Stock (the “Certificate of Designations”) as filed by Kennedy-Wilson.

Holders of Series B Preferred Stock are entitled to receive cumulative cash dividends, payable quarterly on the $1,000 per share liquidation preference of the Series B Preferred Stock, at a rate of 4.75% per annum, when, as and if declared by Kennedy-Wilson’s Board of Directors out of assets legally available for the payment of such dividends. At any time, Kennedy-Wilson has the right, at its option, to redeem the Series B Preferred Stock, in whole or in part, for cash. In connection with any redemption, the redemption price will equal $1,000 per share of Series B Preferred Stock to be redeemed, plus accrued and unpaid dividends. Holders of Warrants and Series B Preferred Stock have the right to exercise their Warrants by extinguishing their Series B Preferred Stock at a price of $1,000 per share, plus accrued and unpaid dividends, and apply this payment to reduce the aggregate exercise price of the holders’ Warrants subject to certain restrictions. The holders of Series B Preferred Stock are entitled to vote with the holders of Shares as a single class only to the extent such holders are the holders of Warrants in accordance with the Warrant Agreement (described below) subject to certain limitations. In addition, if dividends on any shares of Series B Preferred Stock are declared and paid, on a cumulative basis, for the equivalent of four or more dividend periods, whether or not consecutive then, subject to certain limitations, the size of Kennedy-Wilson’s Board of Directors will automatically be increased by two and the holders of Series B Preferred Stock (in certain cases, voting together with the holders of any other series of preferred stock having similar voting rights) will be entitled to vote for the election of the two additional directors. Consent of two-thirds of the holders of the outstanding Series B Preferred Stock is required for certain changes to the governing documents of Kennedy-Wilson subject to certain restrictions.

Warrant Agreement

The terms of the Warrants are set forth in a Warrant Agreement which was entered into by and among Kennedy-Wilson and certain of the Reporting Persons (together with their permitted assigns, the “Warrant Holders”) on March 8, 2022 (the “Warrant Agreement”). Each Warrant is initially exercisable for one (1) Share at an exercise price per Warrant of $23.00. Warrants may be exercised by the holder thereof on or before the date that is the seventh anniversary of the issue date of the Warrants. Holders of the Warrants are not able to transfer, pledge or otherwise dispose of any Warrant or any beneficial or other interest therein to another person who is not a permitted transferee under the Warrant Agreement without Kennedy-Wilson’s prior written consent. Subject to certain restrictions, Warrant Holders may exercise their Warrants by (i) paying the exercise price (x) in cash or (y) by the extinguishment shares of Series B Preferred Stock held by such Warrant holder in accordance with the Certificate of Designation; or (ii) cashless exercise.

Registration Rights Agreement

On March 8, 2022, Kennedy-Wilson entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain of the Reporting Persons pursuant to which Kennedy-Wilson, upon sixty (60) days’ notice from the holders of the Purchased Securities, will use its reasonable efforts to (i) file with the SEC a registration statement on Form S-3 covering the resale of (a) shares of Series B Preferred Stock that have not been redeemed by Kennedy-Wilson (the “Registrable Preferred Securities”) and (b) Shares issued or issuable upon valid exercise of the Warrants (the “Registrable Common Securities,” and together with the Registrable Preferred Securities, the “Registrable Securities”) and (ii) cause such registration statement to be declared effective within such sixty (60)-day period. Additionally, subject to certain conditions, the Registration Rights Agreement grants each holder or group of holders holding at least a majority of the Registrable Common Securities or the Registrable Preferred Securities certain rights to demand an underwritten offering of some or all of their Registrable Securities or to request the inclusion of some or all of their Registrable Common Securities in an offering of Shares being effected by Kennedy-Wilson for itself.

The foregoing summaries of the Securities Purchase Agreement, Certificate of Designations, Warrant Agreement and Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the full text of such documents, copies of which is filed herewith as Exhibits 99.5, 99.6, 99.7 and 99.8, respectively, and incorporated herein by reference.

Wade Burton elected to Board of Directors

On November 2, 2022, the Board of Directors of Kennedy-Wilson elected Mr. Wade Burton as a director, effective November 2, 2022. Mr. Burton will serve as a member of the class of directors whose term will expire at the 2025 annual meeting of stockholders of Kennedy-Wilson. Mr. Burton is the Senior Managing Director, President and Chief Investment Officer of Hamblin Watsa Investment Counsel Ltd., a wholly-owned subsidiary of Fairfax, and currently serves as a member of Fairfax’s Executive Committee.

Item 7.	Material to be Filed as Exhibits.

The following are filed herewith as exhibits:

Ex. 99.1:	Joint filing agreement, dated as of November 8, 2022, between V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (US) Inc., Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited, Brit Reinsurance (Bermuda) Limited, Brit UW Limited, Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Zenith National Insurance Corp., Zenith Insurance Company, Resolution Group Reinsurance (Barbados) Limited, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Allied World Surplus Lines Insurance Company and Allied World Assurance Company (U.S.) Inc.

Ex. 99.2:	Power of attorney, dated March 9, 2020 (incorporated by reference to Exhibit 8 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on March 9, 2020 in respect of the Shares of Kennedy-Wilson).

Ex. 99.3:	Power of attorney, dated April 27, 2021 (incorporated by reference to Exhibit 4 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on June 14, 2021 in respect of the Shares of Kennedy-Wilson).

Ex. 99.4:	Form of Asset Value Loan Note Agreement among Fairfax, as Promisor, and applicable Riverstone Europe Company, as Payee, and Hamblin Watsa Investment Counsel Ltd. (incorporated by reference to Exhibit 4 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on August 25, 2021 in respect of the Shares of Kennedy-Wilson).

Ex. 99.5:	Securities Purchase Agreement, dated February 23, 2022 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by Kennedy-Wilson with the SEC on February 23, 2022).

Ex. 99.6:	Form of Certificate of Designations Establishing the 4.75% Series B Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 4.1 to the Form 8-K filed by Kennedy-Wilson with the SEC on February 23, 2022).

Ex. 99.7:	Form of Warrant Agreement (incorporated by reference to Exhibit 4.2 to the Form 8-K filed by Kennedy-Wilson with the SEC on February 23, 2022).

Ex. 99.8:	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by Kennedy-Wilson with the SEC on February 23, 2022).

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	V. Prem Watsa

	By:	/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	The Second 810 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	The Second 1109 Holdco Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	12002574 Canada Inc.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Fairfax Financial Holdings Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	FFHL Group Ltd.

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Fairfax (US) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Brit Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Brit Insurance Holdings Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Brit Syndicates Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Gavin Wilkinson
		Name:	Gavin Wilkinson
		Title:	Group Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Odyssey US Holdings Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Odyssey Group Holdings, Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Odyssey Reinsurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Newline Holdings UK Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Newline Corporate Name Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Newline Insurance Company Limited

	By:	/s/ Robert B. Kastner
		Name:	Robert B. Kastner
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Crum & Forster Holdings Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	United States Fire Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	The North River Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Zenith National Insurance Corp.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Zenith Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Resolution Group Reinsurance (Barbados) Limited

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Northbridge Financial Corporation

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	1102952 B.C. Unlimited Liability Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Allied World Assurance Company Holdings, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Allied World Assurance Company Holdings I, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Allied World Assurance Company, Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Allied World Assurance Holdings (Ireland) Ltd

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Allied World Assurance Holdings (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Allied World Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	AW Underwriters Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Allied World Specialty Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Allied World Surplus Lines Insurance Company

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 8, 2022	Allied World Assurance Company (U.S.) Inc.

	By:	/s/ Peter Clarke
		Name:	Peter Clarke
		Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13D

Annex Index

Annex	Description
A	Directors and Executive Officers of The Second 810 Holdco Ltd.
B	Directors and Executive Officers of The Second 1109 Holdco Ltd.
C	Directors and Executive Officers of The Sixty Two Investment Company Limited
D	Directors and Executive Officers of 12002574 Canada Inc.
E	Directors and Executive Officers of Fairfax Financial Holdings Limited
F	Directors and Executive Officers of FFHL Group Ltd.
G	Directors and Executive Officers of Fairfax (US) Inc.
H	Directors and Executive Officers of Brit Limited
I	Directors and Executive Officers of Brit Insurance Holdings Limited
J	Directors and Executive Officers of Brit Syndicates Limited
K	Directors and Executive Officers of Brit Reinsurance (Bermuda) Limited
L	Directors and Executive Officers of Odyssey US Holdings Inc.
M	Directors and Executive Officers of Odyssey Group Holdings, Inc.
N	Directors and Executive Officers of Odyssey Reinsurance Company
O	Directors and Executive Officers of Newline Holdings UK Limited
P	Directors and Executive Officers of Newline Corporate Name Limited
Q	Directors and Executive Officers of Newline Insurance Company Limited
R	Directors and Executive Officers of Crum & Forster Holdings Corp.
S	Directors and Executive Officers of United States Fire Insurance Company
T	Directors and Executive Officers of The North River Insurance Company
U	Directors and Executive Officers of Zenith National Insurance Corp.
V	Directors and Executive Officers of Zenith Insurance Company
W	Directors and Executive Officers of Resolution Group Reinsurance (Barbados) Limited
X	Directors and Executive Officers of Northbridge Financial Corporation
Y	Directors and Executive Officers of 1102952 B.C. Unlimited Liability Company
Z	Directors and Executive Officers of Allied World Assurance Company Holdings, Ltd
AA	Directors and Executive Officers of Allied World Assurance Company Holdings I, Ltd
BB	Directors and Executive Officers of Allied World Assurance Company, Ltd
CC	Directors and Executive Officers of Allied World Assurance Holdings (Ireland) Ltd
DD	Directors and Executive Officers of Allied World Assurance Holdings (U.S.) Inc.
EE	Directors and Executive Officers of Allied World Insurance Company
FF	Directors and Executive Officers of AW Underwriters Inc.
GG	Directors and Executive Officers of Allied World Specialty Insurance Company
HH	Directors and Executive Officers of Allied World Surplus Lines Insurance Company
II	Directors and Executive Officers of Allied World Assurance Company (U.S.) Inc.

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 810 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 810 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SECOND 1109 HOLDCO LTD.

The following table sets forth certain information with respect to the directors and executive officers of The Second 1109 Holdco Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF

12002574 CANADA INC.

The following table sets forth certain information with respect to the directors and executive officers of 12002574 Canada Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Benjamin Watsa (Director)	Founder and President, Marval Capital Ltd. 77 King Street West, Suite 4545 Toronto, Ontario M5K 1K2	Canada

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Bryan Bailey (Vice President, Tax)	Vice President, Tax Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Christine N. McLean (Director)	Corporate Director, Fairfax Financial Holdings Limited, 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Johnston (Director)	Corporate Director, Ottawa, Canada	Canada

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jennifer Allen (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Karen L. Jurjevich (Director)	Principal, Branksome Hall and Chief Executive Officer, Branksome Hall Global 10 Elm Avenue Toronto, Ontario M4W 1N4	Canada

Lauren C. Templeton (Director)	Founder and President, Templeton and Phillips Capital Management, LLC 810 Scenic Highway Lookout Mountain, TN, USA 37350	United States

Michael Wallace (Vice President, Insurance Operations)	Vice President, Insurance Operations Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Olivier Quesnel (Vice President and Chief Actuary)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Peter Clarke (President and Chief Operating Officer)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

R. William McFarland (Director)	Corporate Director, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N	Canada

Robert J. Gunn (Director)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. c/o Edper Financial Group 51 Yonge Street, Suite 400 Toronto, ON M5E 1J1	Canada

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadhan (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

William Weldon (Director)	Independent Business Consultant, Florida, United States	United States

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jennifer Allen (Vice President and Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Vice President and Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

V. Prem Watsa (President and Chief Executive Officer and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Eric P. Salsberg (Chairman, Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Melody A. Spencer (Vice President, Treasurer and Director)	Vice President, Treasurer and Director, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

Sonja Lundy (Director, President, Chief Executive Officer and Secretary)	Director, President, Chief Executive Officer and Secretary, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, Texas 75067	United States

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrea Welsch (Director)	Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Gordon Campbell (Director)	Senior Independent Non-Executive Director, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	Canada

Ken Miner (Independent Non-Executive Director)	Strategic Advisor, OMERS Administration Corporation 100 Adelaide Street West Toronto ON M5H 0E2 Canada	Canada

Mark Allan (Executive Director)	Executive Director, Brit Limited and Ki CEO, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Matthew Wilson (Director)	Director Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT INSURANCE HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Insurance Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antony Usher (Director)	Group Financial Controller, Brit Insurance Holdings Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Christopher Denton (Director)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Stuart Dawes (Director)	Head of Group Financial Performance, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT SYNDICATES LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Syndicates Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrea Welsch (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Caroline Ramsay (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Christiern Dart (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Mark Allan (Director)	Executive Director, Brit Limited and Ki CEO, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Martin Thompson (Director)	Director Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB

Matthew Wilson (Director)	Director Brit Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Pinar Yetgin (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street, London EC3V 4AB United Kingdom	United Kingdom

Simon P.G. Lee (Director)	Director, Brit Syndicates Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

BRIT REINSURANCE (BERMUDA) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Brit Reinsurance (Bermuda) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alan Waring (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	Ireland

Christopher Denton (Director)	Group Head of ILS and Capital Management and Chief Underwriting Officer, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

Gavin Wilkinson (Director)	Group Chief Financial Officer, Brit Limited The Leadenhall Building, 122 Leadenhall Street London EC3V 4AB	United Kingdom

Graham Pewter (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

Jay Nichols (Director)	Independent Non-Executive Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United States

Karl Grieves (Director)	Finance and Operations Director, Brit Reinsurance (Bermuda) Limited Chesney House, The Waterfront, 96 Pitts Bay Road,	United Kingdom

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President, Corporate Secretary, and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY GROUP HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Group Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrew A. Barnard (Chairman of the Board)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Brandon W. Sweitzer (Director)	Dean, Maurice R. Greenberg School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Brian D. Young (President, Chief Executive Officer and Director)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter H. Lovell (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Executive Vice President)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Brian D. Young (Chairman, President and Chief Executive Officer)	President, Chief Executive Officer, and Director, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Executive Vice President)	Chief Executive Officer, London Market Division, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Isabelle Dubots-Lafitte (Executive Vice President)	Chief Executive Officer, EMEA, Odyssey Reinsurance Company 14 Rue Du 4 Septembre 75002 Paris France	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific, Odyssey Reinsurance Company 1 Finlayson Green #17-00 Singapore 049246	France

Peter H. Lovell (Executive Vice President, General Counsel and Corporate Secretary)	Executive Vice President, General Counsel and Corporate Secretary, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	United States

Philippe Mallier (Executive Vice President)	Chief Executive Officer, Latin America Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	France

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE HOLDINGS UK LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Holdings UK Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Henry J. L. Withinshaw (Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Robert B. Kastner (Director)	Head of Claims, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE CORPORATE NAME LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Corporate Name Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Non-Executive Director and Chairman of the Board of Directors)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Henry J. L. Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Sonny Kapur (Director)	Chief Financial Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

NEWLINE INSURANCE COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Newline Insurance Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alane R. Carey (Non-Executive Director)	Executive Vice President and Global Marketing Director, Odyssey Reinsurance Company 300 First Stamford Place Stamford, Connecticut 06902	United States

Carl A. Overy (Director)	Chief Executive Officer, London Market Division, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Henry J. L. Withinshaw (Director and Company Secretary)	Chief Operating Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Jan Christiansen (Non-Executive Director)	Executive Vice President and Chief Financial Officer, Odyssey Group Holdings, Inc. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Malcolm Beane (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Michael G. Wacek (Non-Executive Director and Chairman of the Board of Directors)	Chairman of the Board of Directors, Newline Insurance Company Limited 300 First Stamford Place Stamford, Connecticut 06902	United States

Neil D. Duncan (Director)	Chief Actuary and Chief Risk Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Robert B. Kastner (Director)	Head of Claims, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Rosemary F. Beaver (Independent Non-Executive Director)	Independent Non-Executive Director, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Sonny Kapur (Director)	Chief Financial Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

Andrew Pecover (Director)	Chief Underwriting Officer, Newline Underwriting Management Limited 1 Fen Court, London, England, EC3M 5BN	United Kingdom

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Arleen A. Paladino (Executive Vice President, Chief Financial Officer, Treasurer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Michael P. McTigue (Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Olivier Quesnel (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President,Chief Executive Officer and Chairman Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF

THE NORTH RIVER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of The North River Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alejandro Morales (Senior Vice President and Director)	Senior Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Arleen A. Paladino (Senior Vice President, Chief Financial Officer and Director)	Executive Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Carmine Scaglione (Senior Vice President and Controller)	Senior Vice President and Controller, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

George R. French (Treasurer and Vice President)	Treasurer and Vice President, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President and Chief Executive Officer, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Michael P. McTigue (Senior Vice President, General Counsel and Secretary)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, New York 10038	United States

Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel, Secretary and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Davidson M. Pattiz (President and Chief Operating Officer)	President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jack D. Miller (Director)	Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Kari L. Van Gundy (Chairperson, Chief Executive Officer and Director)	Chairperson, Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Olivier Quesnel (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited, 95 Wellington Street West, Suite 800 Toronto ON M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Antonio Gaitan (Executive Vice President, Chief Financial Officer and Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Chad J. Helin (Executive Vice President, General Counsel and Director)	Executive Vice President, General Counsel and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Davidson M. Pattiz (President and Chief Operating Officer)	President and Chief Operating Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Eden M. Feder (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jack D. Miller (Director)	Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Kari L. Van Gundy (Chief Executive Officer, Chairperson of the Board and Director)	Chief Executive Officer, Chairperson of the Board and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Michael F. Cunningham (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

Paul R. Ramont (Executive Vice President)	Executive Vice President, Zenith Insurance Company 21255 Califa St. Woodland Hills, California 91367	United States

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF

RESOLUTION GROUP REINSURANCE (BARBADOS) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Resolution Group Reinsurance (Barbados) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Alistair Dent (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United Kingdom

Deborah Irving (Vice President)	Executive Vice President, Chief Financial Officer Riverstone 250 Commercial St. Suite 5000 Manchester, NH 03101	United States

Janice Burke (Managing Director)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	United States

Lisl Lewis (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

Nicholas C. Bentley (Chairman)	Chairman, Chief Executive Officer, President and Director, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, New Hampshire 03101	United Kingdom

William P. Douglas (Director)	Director, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael	Barbados

ANNEX X

 DIRECTORS AND EXECUTIVE OFFICERS OF

NORTHBRIDGE FINANCIAL CORPORATION

The following table sets forth certain information with respect to the directors and executive officers of Northbridge Financial Corporation.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christopher Harness (Chief Information Officer)	Chief Information Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Craig Pinnock (Director and Chief Financial Officer)	Chief Financial Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Evan Di Bella (Senior Vice President, Claims)	Senior Vice President, Claims, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

George Halkiotis (President, Federated Insurance)	President, Federated Insurance, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jean-Francois Béliveau (Executive Vice President, Québec)	Executive Vice President, Québec, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Jennifer Allen (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Lori McDougall (Chief People and Strategy Officer)	Chief People and Strategy Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Paul Gardner (Senior Vice President, Corporate Underwriting and Risk Services)	Senior Vice President, Corporate Underwriting and Risk Services, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Peter Clarke (Director)	President and Chief Operating Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Robert J. Gunn (Director and Chairman of the Board)	Independent Business Consultant and Corporate Director, Toronto, Ontario, Canada	Canada

Sarah Bhanji (Chief Actuary)	Chief Actuary, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Silvy Wright (President, Chief Executive Officer and Director)	President and Chief Executive Officer, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Shari Dodsworth (Senior Vice President Ontario, Atlantic and Western Region)	Senior Vice President Ontario, Atlantic and Western Region, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Ilda Dinis (Senior Vice President Customer Innovation and Experience)	Senior Vice President Customer Innovation and Experience, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

Todd MacGuillivray (Senior Vice President Transportation and Specialty Risk)	Senior Vice President Transportation and Specialty Risk, Northbridge Financial Corporation 105 Adelaide Street West, 7th Floor Toronto, Ontario M5H 1P9	Canada

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF

1102952 B.C. UNLIMITED LIABILITY COMPANY

The following table sets forth certain information with respect to the directors and executive officers of 1102952 B.C. Unlimited Liability Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Varnell (Director)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX ZZ

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Graham Collis (Director)	Retired	Bermuda

Jean Cloutier (Director)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ken Miner (Director)	Strategic Advisor, OMERS Administration Corporation 100 Adelaide Street West Toronto ON M5H 0E2 Canada	Canada

Louis Iglesias (Chairman of the Board of Directors, President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Scott Hunter (Director)	Retired	Bermuda

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company Holdings I, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY, LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company, Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Colm Singleton (Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group)	Head of Bermuda Office; Executive Vice President, Head of Bermuda and Global Markets Claims Group, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Bermuda

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Michael McCrimmon (Director and Vice Chairman)	Director and Vice Chairman, Allied World Assurance Company Holdings I, Ltd 27 Richmond Road Pembroke HM 08 Bermuda	Canada

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (Ireland) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Jim O’Mahoney (Director)	Retired	Ireland

Lee Dwyer (Director and President)	Director and President, Allied World Assurance Holdings (Ireland) Ltd 3rd Floor, Georges Quay Plaza Georges Quay Dublin 2	United Kingdom

Sean Hehir (Director)	Retired	Ireland

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Holdings (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
John Bender (Director and CEO, Global Reinsurance)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director and President & Chief Executive Officer)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Wesley Dupont (Director and Chief Operating Officer)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Kevin Marine (President & Chief Underwriting Officer, Global Reinsurance)	President & Chief Underwriting Officer, Global Reinsurance, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX FF

DIRECTORS AND EXECUTIVE OFFICERS OF

AW UNDERWRITERS INC.

The following table sets forth certain information with respect to the directors and executive officers of AW Underwriters Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX GG

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX HH

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD SURPLUS LINES INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Allied World Surplus Lines Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

ANNEX II

DIRECTORS AND EXECUTIVE OFFICERS OF

ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.

The following table sets forth certain information with respect to the directors and executive officers of Allied World Assurance Company (U.S.) Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship
Christian Gravier (President, North America Professional Lines)	President, North America Professional Lines, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

John Bender (Director)	CEO, Global Reinsurance, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Joseph Cellura (President, North America Casualty)	President, North America Casualty, Allied World Insurance Company 199 Water Street, 26th Floor New York, NY 10038	United States

Louis Iglesias (Director)	Chairman of the Board of Directors, President & Chief Executive Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Robert Bowden (Executive Vice President, Global Insurance)	Executive Vice President, Global Insurance, Allied World Insurance Company 550 Hope Street, Suite 1825 Los Angeles, CA 90071	United States

Wesley Dupont (Director)	Chief Operating Officer, Allied World Assurance Company Holdings, Ltd 199 Water Street, 26th Floor New York, NY 10038	United States

Exhibit Index

Exhibit No.	Description
Ex. 99.1:	Joint filing agreement, dated as of November 8, 2022, between V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (US) Inc., Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited, Brit Reinsurance (Bermuda) Limited, Brit UW Limited, Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Zenith National Insurance Corp., Zenith Insurance Company, Resolution Group Reinsurance (Barbados) Limited, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company, Allied World Surplus Lines Insurance Company and Allied World Assurance Company (U.S.) Inc.

Ex. 99.2:	Power of attorney, dated March 9, 2020 (incorporated by reference to Exhibit 8 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on March 9, 2020 in respect of the Shares of Kennedy-Wilson).

Ex. 99.3:	Power of attorney, dated April 27, 2021 (incorporated by reference to Exhibit 4 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on June 14, 2021 in respect of the Shares of Kennedy-Wilson).

Ex. 99.4:	Form of Asset Value Loan Note Agreement among Fairfax, as Promisor, and applicable Riverstone Europe Company, as Payee, and Hamblin Watsa Investment Counsel Ltd. (incorporated by reference to Exhibit 4 to the Schedule 13D filed by certain of the Reporting Persons with the SEC on August 25, 2021 in respect of the Shares of Kennedy-Wilson).

Ex. 99.5:	Securities Purchase Agreement, dated February 23, 2022 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by Kennedy-Wilson with the SEC on February 23, 2022).

Ex. 99.6:	Form of Certificate of Designations Establishing the 4.75% Series B Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 4.1 to the Form 8-K filed by Kennedy-Wilson with the SEC on February 23, 2022).

Ex. 99.7:	Form of Warrant Agreement (incorporated by reference to Exhibit 4.2 to the Form 8-K filed by Kennedy-Wilson with the SEC on February 23, 2022).

Ex. 99.8:	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by Kennedy-Wilson with the SEC on February 23, 2022).